NEWS
INVESTOR CONTACT: Terri MacInnis, Bibicoff & Associates, Inc. 818.379.8500 terrimac@bibicoff.com

ORGANIC TO GO ANNOUNCES PREVIEWS
SECOND QUARTER AND SIX-MONTH RESULTS
Quarterly Revenues Increase 70 Percent

SEATTLE, WA, AUG. 7, 2007 - Organic To Go (OTCBB: OTGO) today previewed financial results for the second quarter and six-month period ended June 30, 2007.  The Company intends to file its Form 10-Q for that period on or about August 14, 2007.

Revenues for the quarter increased 70 percent to $3.9 million, as compared with revenues of $2.3 million in the prior year, and increased approximately 7 percent when compared with the immediately preceding three-months ended March 31, 2007.  Gross profit for the quarter was approximately $2.1 million, an increase of 75 percent, as compared with $1.2 million in the same period last year. As anticipated, EBITDA for the quarter is expected to be in the range of $(1.8 million) to $(2.0 million), as compared with $(1.1 million) for the same period last year.

Revenues for the six-month period increased 67 percent to $7.5 million, as compared with revenues of $4.5 million in the prior year. Gross profit for the six months was approximately $3.8 million, an increase of 73 percent, as compared with $2.2 in the same period last year. As expected, EBITDA for the period is expected to be in the range of $(3.5 million) to $(3.7 million), as compared with $(2.4 million) for the same period last year.

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café to be certified as an organic retailer. Organic To Go’s locations can be found in the belly of multi-tenant office towers, on corporate campuses, on college campuses and at Los Angeles International Airport. The Company’s multi-channel business model includes retail, delivery and wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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8/7/07